Exhibit 5.1

[LETTERHEAD OF MCGUIREWOODS]

August 2, 2018

ExlService Holdings, Inc.,

280 Park Avenue, 38th Floor

New York, NY 10017

Re:	Registration Statement on Form S-8

3,192,319 Shares of Common Stock of ExlService Holdings, Inc. to be issued pursuant to the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to ExlService Holdings, Inc., a Delaware corporation (the “Corporation”), in connection with the Registration Statement on Form S-8 (the “Registration Statement”) that is being filed on the date hereof with the Securities and Exchange Commission (the “SEC”) by the Corporation pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to the registration of 3,192,319 shares (the “Shares”) of the Corporation’s common stock, par value $0.001 per share (the “Common Stock”), which may be issued pursuant to the ExlService Holdings, Inc. 2018 Omnibus Incentive Plan (the “Plan”).

In connection with this opinion letter, we have examined the Registration Statement, including the exhibits being filed therewith or incorporated by reference therein. In addition, we have examined and relied upon the following:

(i)         a certificate from an officer of the Corporation certifying as to (A) true and correct copies of the Amended and Restated Certificate of Incorporation and the Amended and Restated By-laws of the Corporation and (B) the resolutions of the Board of Directors of the Corporation with respect to the Plan and the Registration Statement;

(ii)        a certificate dated August 1, 2018 issued by the Secretary of State of the State of Delaware, attesting to the corporate status of the Corporation in the State of Delaware; and

(iii)       originals, or copies identified to our satisfaction as being true copies, of such other records, documents and instruments as we have deemed necessary for the purposes of this opinion letter.

For all purposes of the opinion expressed herein, we have assumed, without independent investigation, the following: (a) to the extent that we have reviewed and relied upon certificates of the Corporation or authorized representatives thereof and certificates and assurances from public officials, all of such certificates, representations and assurances are accurate with regard to factual matters; (b) all documents submitted to us as originals are authentic, complete and accurate, and all documents submitted to us as copies conform to authentic original documents; (c) the genuineness of all signatures; and (d) the Registration Statement will be effective under the Securities Act.

ExlService Holdings, Inc.

August 2, 2018

Based on and subject to the foregoing and the exclusions, qualifications, limitations and other assumptions set forth in this opinion letter, we are of the opinion that the Shares have been validly authorized and, when issued and paid for in accordance with and upon the terms and conditions of the Plan, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the Delaware General Corporation Law (including statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing), as in effect on the date hereof, and we do not express any opinion concerning any other law.

The foregoing opinion is being furnished only for the purpose referred to in the first paragraph of this opinion letter. We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/S/ MCGUIREWOODS LLP